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                                                               Exhibit 10.27


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made and entered into this 2nd day of February, 1999, by and between HARVEYS CASINO RESORTS, a Nevada corporation, hereinafter referred to as "HARVEYS" and/or "EMPLOYER," and CHARLES W. SCHARER, hereinafter referred to as "EMPLOYEE," as follows:

                              W I T N E S S E T H:

         WHEREAS, EMPLOYEE has previously served as an employee of HARVEYS pursuant to that certain employment agreement, dated December 1, 1995, as amended (the "Prior Agreement"); and

         WHEREAS, HARVEYS and Harveys Acquisition Corporation, a Nevada corporation ("ACQ CORP"), have entered into an Agreement and Plan of Merger dated as of February 1, 1998 (the "Merger Agreement"), whereby ACQ CORP will be merged with and into HARVEYS (the "Merger"); and

         WHEREAS, in connection with the Merger Agreement, HARVEYS and EMPLOYEE, together with other members of HARVEYS management, have entered into a Memorandum of Understanding, dated February 1, 1998 (the "MOU"), which sets forth, among other things, certain terms regarding EMPLOYEE'S employment with HARVEYS following consummation of the Merger, including the execution of a new employment agreement to replace the Prior Agreement; and

         WHEREAS, following consummation of the Merger, HARVEYS desires to continue to secure the benefits of EMPLOYEE'S background, knowledge, experience, ability, expertise and industry to promote and maintain HARVEYS' stability, growth, viability and profitability; and

         WHEREAS, subject to consummation of the Merger, HARVEYS desires to continue to engage the services of EMPLOYEE, who is desirous of continued employment by HARVEYS, upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:


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                                       I.
                                   DEFINITIONS

         1.01 EMPLOYEE shall at all times mean Charles W. Scharer.

         1.02 EMPLOYER shall at all times mean HARVEYS CASINO RESORTS, a Nevada corporation, and its Successors in Interest together with its subsidiaries.

         1.03 HARVEYS shall at all times mean HARVEYS CASINO RESORTS, a Nevada corporation, and its Successor in Interest together with its subsidiaries.

         1.04 Successor in Interest shall mean any entity which is the successor or assign of HARVEYS, at law or at equity, and shall include without limitation, any entity into which HARVEYS is merged or consolidated, and any entity to which all or substantially all of the assets or businesses of HARVEYS is transferred.

                                       II.
                   NATURE OF EMPLOYMENT AND DUTIES OF EMPLOYEE

         2.01 Subject to and effective upon the consummation of the Merger, EMPLOYEE shall continue to serve HARVEYS as President and Chief Executive Officer of HARVEYS. EMPLOYEE shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as HARVEYS Board of Directors (the "Board") may from time to time establish for senior executive officers of the EMPLOYER.

         2.02 Subject to the supervision and control of the Board, EMPLOYEE shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of his position and shall render such services on the terms set forth herein. Without limiting the generality of the foregoing, EMPLOYEE shall be responsible for developing, directing and implementing the operation of the business and the Company's policies and plans as determined by the Board of Directors. In addition, EMPLOYEE shall have such other executive and managerial powers and duties with respect to HARVEYS and its subsidiaries that are consistent with the offices of President and Chief Executive Officer and as may reasonably be assigned to him by the Board, including without limitation serving on the Board of Directors of any subsidiary of HARVEYS.


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         2.03 EMPLOYEE has reviewed and concurs with his responsibilities and duties as set forth in Section 2.02 above.

         2.04 During the Term (as defined below), EMPLOYEE shall devote substantially all of his productive time, ability and attention to the business of EMPLOYER. In addition, EMPLOYEE shall not directly or indirectly render any service of a business, commercial or professional nature, to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board, PROVIDED, that, subject to the provisions of Article X hereof, EMPLOYEE shall not be precluded from involvement in charitable or civic activities or his personal financial investments provided the same do not materially interfere with his time or attention to the business of EMPLOYER, and PROVIDED, further, that EMPLOYEE shall not serve as a director of any other for-profit business that is not an affiliate of EMPLOYER.

         2.05 EMPLOYEE agrees that he shall at all times (i) to the best of his ability and experience conscientiously perform all of the duties and obligations of his position with the EMPLOYER, (ii) use his best efforts to do and perform all services, acts, or things necessary or advisable to assist in the management and conduct of the business and otherwise advance the interests of EMPLOYER and
(iii) diligently and in the highest good faith carry out the lawful directives of the Board, PROVIDED, that EMPLOYEE shall not be obligated to perform his duties hereunder outside the Stateline, Nevada area, except for business trips and directors meetings outside said area which arise and result from the normal conduct of the business of HARVEYS.

         2.06 EMPLOYEE shall continue to serve as a member of the Board (though not as Chairman) following the closing of the Merger. In addition, during the Term, EMPLOYEE shall be nominated for election to the Board of Directors at each meeting of stockholders at which directors are to be elected, and EMPLOYER shall use its best efforts to provide for EMPLOYEE's election to the Board of Directors at each such meeting. Notwithstanding the foregoing provisions of this
Section 2.06, EMPLOYEE agrees to promptly resign his position on the Board and become a non-voting observer on the Board (with rights equivalent to those of an employee director other than voting rights) if, and for so long as (absent such resignation) members of the Board who are also employees of Colony Capital, Inc. or its affiliates (other than


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EMPLOYER or any of its subsidiaries) would not otherwise constitute at least a majority of the members of the Board. During such period as EMPLOYEE shall by reason of such circumstances be a non-voting observer on the Board, EMPLOYER shall diligently use commercially reasonable, good faith efforts (subject to applicable gaming approvals, licensing requirements and other regulatory determinations) to attempt to cause one or more additional employees of Colony Capital, Inc. or its affiliates (other than EMPLOYER or any of its subsidiaries) to be appointed to the Board, such that EMPLOYEE may resume his position as a voting member of the Board consistent with the provisions of the immediately preceding sentence. EMPLOYEE also agrees that effective upon notice being provided of his termination of employment with EMPLOYER, he shall immediately resign from his position as a non-voting observer or member of the Board, as applicable.

                                      III.
                    TERM AND GENERAL CONDITIONS OF EMPLOYMENT

         3.01 Subject to and effective upon consummation of the Merger, EMPLOYER hereby employs the EMPLOYEE, and EMPLOYEE hereby agrees to be employed by HARVEYS for a period of five (5) years commencing on the date of consummation of the Merger (the "Effective Date") and terminating on the fifth anniversary of the Effective Date (as the same may be extended as set forth below, the "Term"), unless extended by mutual written agreement of the parties; PROVIDED, that the period of employment shall automatically be extended for successive one (1) year periods if neither party has provided six (6) months prior written notice to the other of its intention to have this Agreement lapse at the expiration of the Term; and PROVIDED FURTHER, that the Term shall be subject to earlier termination in accordance with Articles IV, V and VI below.

         3.02 Notwithstanding anything to the contrary herein, in the event of any termination of EMPLOYEE's employment for any or no reason, EMPLOYEE and EMPLOYER shall


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nevertheless continue to be bound by the terms and conditions set forth in
Articles IX through XII, in Section 13.08 and, to the extent provided therein,
Section 13.09 below.

         3.03 Upon consummation of the Merger, the Prior Agreement shall be cancelled and terminated without further obligation of EMPLOYER.

         3.04 If the Merger Agreement shall be terminated prior to consummation of the Merger, EMPLOYEE shall continue his employment with HARVEYS pursuant to the terms of the Prior Agreement, which in such case shall remain in full force and effect.

         3.05 EMPLOYEE hereby acknowledges and agrees that his rights as set forth herein to receive severance and other compensation and benefits hereunder shall supersede and replace in its entirety any severance or other benefits that might otherwise be payable pursuant to HARVEYS Change of Control Plan as in effect as of the date hereof or as the same may be amended from time to time or under any other severance plan, policy, agreement or arrangement in effect immediately prior to the Effective Date. EMPLOYEE further acknowledges that as of the Effective Date, EMPLOYEE shall no longer be a participant in or have any rights under the Change of Control Plan (or under any such other severance plan, policy, agreement or arrangement in effect immediately prior to the Effective
Date), regardless of the reasons or circumstances of his termination of employment. EMPLOYEE further acknowledges that as of the Effective Date EMPLOYEE shall no longer be a participant in or have any rights under the Company's Long Term Incentive Plan or Supplemental Executive Retirement Plan.

                                       IV.
                     TERMINATION OF EMPLOYMENT WITHOUT CAUSE

         4.01 EMPLOYEE'S employment may be terminated at any time by HARVEYS, with or without "Cause" (as defined in Section 6.01 below), at any time and for any or no reason. Any such termination without Cause shall be effective only upon thirty (30) days' prior written notice to EMPLOYEE (such effective date, for purposes of this Article IV, the "Termination Date").

         4.02 If EMPLOYEE'S termination by EMPLOYER shall be without Cause, EMPLOYEE shall be entitled to the following benefits:


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                  (a) Except as provided below, EMPLOYEE shall be entitled to receive on the Termination Date a lump sum payment in an amount equal to the product of (x) the Applicable Multiplier (as defined below) and (y) the sum of his then Base Salary and then Annual Target Bonus (each as defined below).

                                    (i) "Applicable Multiplier" shall mean the
         lesser of (A) 2.0 and (B) a fraction, the denominator of which is 12, and the numerator of which shall be the number of full plus partial (calculated by the day) months remaining in the Term following the Termination Date, which numerator shall be increased by the number of full plus partial (calculated by the day) months during any Post-Term Restriction Period (as defined below and further described in Annex E) if an election to have such Post-Term Restriction Period apply to EMPLOYEE is made by EMPLOYER pursuant to Section 10.01.

                                    (ii) For purposes of this Section 4.02(a),
         EMPLOYEE'S annual target bonus under the Annual Bonus Plan (as defined in Section 7.02 below) for each fiscal year during the Term shall be deemed to be 70 percent of EMPLOYEE'S Base Salary as in effect as of the date the relevant business plan targets for such fiscal year are established by the Board.

                                    (iii) For purposes of this Agreement, the
         "Post- Term Restriction Period" shall mean that period, if any, following expiration of the Term during which EMPLOYEE would be subject to the restrictions of Section 10.01 as determined under the first paragraph of Section 10.01, without regard to any limitation of such period by reason of Section 10.01(a). The Post-Term Restriction Period is further described in Annex E hereto.

                                    (iv) Notwithstanding the foregoing, in the
         event that EMPLOYEE'S Termination Date shall be less than one year prior to the expiration of the Term and the Applicable Multiplier (determined as above by including any applicable Post-Term Restriction Period) shall be less than 1.0, EMPLOYEE shall not be entitled to receive the lump sum payment determined


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         under the first sentence of this Section 4.02(a), but shall instead be entitled to receive (A) on the Termination Date a lump sum payment in an amount equal to the product of (x) the Applicable Multiplier and (y) his then Base Salary and (B) as applicable, a bonus as determined under Annex E hereto.

                  (b) EMPLOYEE shall be entitled to continuation of his Benefits (as defined below) for that number of months immediately following the Termination Date equal to the product of (A) the Applicable Multiplier and (B) 12 (such number of months, the "Severance Period"), PROVIDED, that in the event that during such period, pursuant to applicable law or the terms of the applicable plan, any Benefits may not be provided pursuant to the terms of the specific plan referenced herein, EMPLOYER shall provide substantially equivalent benefits by alternate means.

                  (c) Subject to the provisions of the Award Agreement (as defined in Section 7.03 below), EMPLOYEE shall vest as of the Termination Date in that portion of the Stock Award and Stock Option grants (each as defined below) that would otherwise have vested had EMPLOYEE remained in HARVEYS employ for the duration of the Severance Period.

                  Except as set forth in this Section 4.02 and Section 13.08, all other rights of EMPLOYEE (and, except as provided in Sections 4.02 and 3.02 above and Section 13.08, all obligations of the EMPLOYER) hereunder shall terminate as of the Termination Date.

         4.03 If during the term hereof EMPLOYEE'S employment shall terminate by reason of his death or Disability (as defined below), he or his estate, as applicable, shall be entitled to (i) all amounts of Base Salary and Benefits accrued but unpaid through the date of such termination (which shall be the date of death or the 45th day after the date EMPLOYER provides EMPLOYEE notice of termination for Disability) and (ii) any death and/or disability benefits that may be due EMPLOYEE under any benefit plans in effect from time to time. "Disability" shall mean any physical or mental disability that prevents EMPLOYEE from performing one or more of the essential functions of his position for a period of not less than six (6) months in any continuous 12-month period. Except as set forth in this Section 4.03 and Section 13.08, all other rights of EMPLOYEE (and, except as provided in this Section 4.03 and Section 3.02 above and


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Section 13.08, all obligations of the EMPLOYER) hereunder shall terminate as of the date of such termination of employment.

                                       V.
                 TERMINATION OF EMPLOYMENT AT EMPLOYEE'S REQUEST

         5.01 EMPLOYEE may, at EMPLOYEE'S sole option and right, terminate his employment with EMPLOYER at any time, with or without Good Reason (as defined below). Any such termination shall be effective only upon thirty (30) days' prior written notice to HARVEYS.

                  (a) In the event of such termination of employment without Good Reason, EMPLOYEE shall be entitled to receive all amounts of Base Salary and Benefits accrued but unpaid through the date of such termination.

                  (b) In the event of such termination of employment with Good Reason, EMPLOYEE shall be entitled to receive the benefits set forth in Sections 4.02(a)-(c) as if EMPLOYEE'S employment had been terminated by EMPLOYER without Cause, with the "Termination Date" as used in such sections being the effective date of termination pursuant to this Section 5.01.

                  For purposes of this Section 5.01, EMPLOYEE shall have "Good Reason" to terminate his employment hereunder if (i) EMPLOYER shall, without EMPLOYEE'S written consent, willfully and materially breach its obligations under this Agreement, (ii) EMPLOYEE provides EMPLOYER written notice pursuant hereto stating with specificity the respects in which EMPLOYEE believes EMPLOYER to have willfully and materially breached its obligations under this Agreement and (iii) within thirty (30) days following the date of such notice EMPLOYER shall not have cured such breach. Except as set forth in this Section 5.01 (and, as incorporated hereinabove by reference, Section 4.02) and Section 13.08, all other rights of EMPLOYEE (and, except as provided in Section 3.02 above and Section 13.08, all obligations of the EMPLOYER) hereunder shall terminate as of the date of such termination of employment.


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                                       VI.
                       TERMINATION OF EMPLOYMENT FOR CAUSE

         6.01 EMPLOYER may at any time, at its election, by written notice to EMPLOYEE stating with specificity the reason for the termination, terminate EMPLOYEE'S employment for "Cause," which shall be defined as EMPLOYEE'S:

                  (a) Gross negligence or willful malfeasance in the performance of his duties under this Agreement;

                  (b) Failure to obtain or retain any permits, licenses, or approvals which may be required by any state or local authorities in order to permit the EMPLOYEE to continue his employment as contemplated by this Agreement;

                  (c) Conviction of any felony or conviction of a crime involving moral turpitude;

                  (d) Dishonesty with respect to EMPLOYER (including, without limitation, fraud) resulting in a breach of duty to EMPLOYER involving EMPLOYEE'S personal gain or profit;

                  (e) Engaging in any activity that is in violation of the provisions of Article X of this Agreement, which shall not be cured following ten days' written notice and a demand to cure such violation; or

                  (f) Use or imparting of any confidential or proprietary information of EMPLOYER or any subsidiary or affiliate in violation of any confidentiality or proprietary agreement to which EMPLOYEE is a party, including without limitation the provisions of Article IX of this Agreement; PROVIDED, that in the event such notice is provided pursuant to Section 6.01(b), EMPLOYEE shall have a period of thirty (30) days following the date of such notice in which to cure such failure, and if EMPLOYEE shall cure such failure within such period, EMPLOYEE's employment hereunder shall be reinstated without prejudice.

         6.02 Upon the provision of such notice (or, in the case of such notice pursuant to Section 6.01(b), upon expiration of the applicable cure period without cure), EMPLOYEE'S employment shall immediately cease and terminate for Cause. In the event of such termination


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of employment, EMPLOYEE shall be entitled to receive all amounts of Base Salary and benefits accrued but unpaid through the date of such termination. Except as set forth in this Section 6.02 and Section 13.08, all other rights of EMPLOYEE (and, except as provided in Section 3.02 above and Section 13.08, all obligations of the EMPLOYER) hereunder shall terminate as of the date of such termination of employment.

                                      VII.
                            COMPENSATION OF EMPLOYEE

         7.01 Base Salary - EMPLOYEE shall receive an annual base salary ("Base Salary") of Five Hundred Twenty Thousand Dollars ($520,000), payable in at least monthly installments, less all applicable Federal, state and local taxes, Social Security and any other government mandated deductions. EMPLOYEE'S Base Salary shall be reviewed by the Board no less frequently than annually relative to specified performance-based criteria to be determined by the Board.

         7.02 Annual Bonus - Following the Effective Time, EMPLOYEE shall be eligible to participate in EMPLOYER'S Management Incentive Plan ("MIP") or, at the election of EMPLOYER, in a new or equivalent annual bonus plan established by EMPLOYER having a similar structure to the MIP providing for payment of an annual bonus (the "Annual Bonus Plan"), but in either case with thresholds and triggering events for payment based on the achievement of HARVEYS annual budget and other business plan targets to be determined by the Board following the Effective Date. EMPLOYEE's maximum annual bonus under the Annual Bonus Plan shall not be less than $360,000. Notwithstanding the foregoing, the following provisions shall apply with respect to EMPLOYEE'S participation in the Annual Bonus Plan with respect to fiscal 1999:

                  (a) On the date hereof, EMPLOYER shall pay to EMPLOYEE a lump sum amount in cash equal to 25% of EMPLOYEE'S maximum bonus under the Annual Bonus Plan for fiscal 1999, which lump sum amount EMPLOYER and EMPLOYEE acknowledge and agree to be $130,000 (the "Advance"). EMPLOYEE hereby acknowledges receipt of the Advance.


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                  (b) Following the end of fiscal 1999, the Board shall
determine EMPLOYEE'S bonus under the Annual Bonus Plan in the ordinary course using the financial targets established by the Board prior to the date hereof, without regard to the Advance (the "Overall 1999 Bonus Entitlement"). On the date bonuses under the Annual Bonus Plan are paid generally to employees with respect to fiscal 1999, EMPLOYEE shall be entitled to receive an annual bonus payment equal to the excess, if any, of (i) EMPLOYEE'S Overall 1999 Bonus Entitlement over (ii) the amount of the Advance. In the event the Advance shall be greater than the Overall 1999 Bonus Entitlement, EMPLOYEE shall have no obligation to repay any portion of the Advance to EMPLOYER, and no portion of the Advance shall be offset against amounts otherwise payable to EMPLOYEE under the Annual Bonus Plan with respect to subsequent fiscal years. However, in the event EMPLOYEE'S employment is terminated by EMPLOYER without Cause or by EMPLOYEE for Good Reason prior to December 31, 1999, the amount of the Advance shall be offset dollar-for-dollar against amounts otherwise payable to EMPLOYEE under Section 4.02(a).

         7.03 Stock Grants and Stock Option - On the Effective Date, EMPLOYEE shall receive (i) a restricted Stock Award consisting of 270 shares of the Class A common stock, par value $.01 per share, of HARVEYS ("Class A Common Stock") and 27,000 shares of the Class B common stock, par value $.01 per share, of HARVEYS ("Class B Common Stock") and (ii) a Stock Option to purchase 360 additional shares of Class A Common Stock and 36,000 additional shares of Class B Common Stock, each at a price of $20.06 per share; PROVIDED, that the Stock Award and Stock Option shall each be subject in all respects to the terms of HARVEYS 1999 Omnibus Incentive Plan, a copy of which is attached hereto as Annex A (the "Omnibus Plan"), the individual stock option and restricted stock award agreement to be entered into thereunder evidencing the Stock Award and Stock Option, a copy of which is attached hereto as Annex B (the "Award Agreement"), and that certain Stockholders Agreement among HARVEYS, Colony HCR Voteco, LLC, a Nevada limited liability company, Colony Investors III, L.P., a Delaware limited partnership, and the security holders of the Company (including EMPLOYEE) as


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identified from time to time on Schedule A thereto, a copy of which is attached hereto as Annex C.

                                      VIII.
                            BENEFITS AND PERQUISITES

         During the Term, EMPLOYEE shall be entitled to the benefits and perquisites as set forth in this Article VIII (collectively, "Benefits")

         8.01 HARVEYS 401(k) Plan - During the employment term the EMPLOYEE shall be allowed to participate in HARVEYS 401(k) Plan, or shall be provided with benefits that are substantially identical to the benefits provided under such plan as of the date hereof.

         8.02 Vacation - EMPLOYEE shall be entitled to five weeks of paid vacation per year. EMPLOYEE shall be afforded the usual holidays as EMPLOYER may from time to time recognize.

         8.03 Complimentary Privileges - EMPLOYEE shall be entitled such Level I complimentary privileges as are afforded generally to senior executives of the EMPLOYER from time to time pursuant to policies adopted by the Board of Directors..

         8.04 EMPLOYER shall provide EMPLOYEE with an automobile in accordance with the Class I category of EMPLOYER'S Standard Automobile Policy and Procedures, as from time to time amended.

         8.05 Disability - EMPLOYEE shall also be entitled to short term disability coverage and long term disability coverage under plans as in effect from time to time as implemented by EMPLOYER.

         8.06 Medical, Vision and Dental Insurance - EMPLOYER shall provide medical, vision and dental benefits to EMPLOYEE, his spouse and dependents in accordance with EMPLOYER'S Class One coverage under the Executive Medical Plan, as amended from time to time.

         8.07 Deferred Compensation Program - EMPLOYEE shall be allowed to participate in the Deferred Compensation Program as is in effect from time to time.


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         8.08 Life Insurance - (a) During the Term. EMPLOYER shall furnish
EMPLOYEE with Group Term Life Insurance and Accidental Death/Dismemberment Insurance, in each case subject to the terms of such plans as in effect from time to time. (b) Convertible Term Life Insurance - During the Term, EMPLOYER shall furnish EMPLOYEE with a Convertible Term Life Insurance Policy in the face amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000), PROVIDED, that EMPLOYEE continues to be an insurable risk. Upon termination of EMPLOYEE's employment under any circumstances, EMPLOYEE shall have the right to have such policy assigned to him, PROVIDED, that EMPLOYEE agrees to bear all costs and expenses of such assignment and of maintaining such policy following the date of such termination of employment (and that he shall not have the benefit of EMPLOYER'S group life insurance rates with respect thereto), and to hold harmless and indemnify the Company with respect thereto. If such policy is not so assigned to EMPLOYEE, EMPLOYEE'S rights thereunder shall expire as of the effective date of his termination of employment with EMPLOYER.

         8.09 Additional Employee Benefit Plans - EMPLOYEE shall be entitled to participate in all additional employee benefits plans which may, in the future, be made generally available to EMPLOYER'S most senior management employees, PROVIDED, that separate employee benefits plans may be adopted for lower-ranking management employees as to which EMPLOYER may determine EMPLOYEE ineligible for participation, and PROVIDED, FURTHER, that EMPLOYEE shall not be entitled to participate in (i) EMPLOYER'S Supplemental Executive Retirement Plan or any other supplemental retirement plan or arrangement, (ii) EMPLOYER's Long Term Incentive Plan or (iii) any severance plan, policy or arrangement of EMPLOYER. This Section 8.09 shall not be construed to affect EMPLOYEE'S entitlement to severance or bonus amounts as provided in this Agreement or hereafter.

         8.10 Reimbursement of Expenses - EMPLOYER shall reimburse EMPLOYEE for any expenses reasonably and necessarily incurred by him in furtherance of his duties hereunder, including, travel, meals, and accommodations, upon submission by him of vouchers or receipts


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and in compliance with such rules and policies relating thereto as EMPLOYER may from time to time adopt.

                                       IX.
                     PROTECTION OF CONFIDENTIAL INFORMATION

         EMPLOYEE acknowledges that during the course of his employment with the EMPLOYER, its subsidiaries and affiliates, he has been and will be exposed to documents and other information regarding the confidential affairs of the EMPLOYER, its subsidiaries and affiliates, including without limitation information about their past, present and future financial condition, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets, current and prospective customer lists, operational methods, acquisition plans (including without limitation potential acquisition targets), financing sources, prospects, plans for future development and other business affairs and information about the EMPLOYER and its subsidiaries and affiliates not readily available to the public (the "Confidential Information"). EMPLOYEE further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, the EMPLOYEE covenants and agrees as follows:

         9.01 At no time shall EMPLOYEE ever divulge, disclose, or otherwise use any Confidential Information, unless and until such information is readily available in the public domain by reason other than EMPLOYEE's unauthorized disclosure or use thereof, unless such disclosure or use is made in good faith and solely in furtherance of EMPLOYEE's duties hereunder or expressly authorized by the Board in writing in advance of such disclosure or use.

         9.02 Upon the termination of EMPLOYEE'S employment at any time and for any or no reason, or at any other time the Board may so direct, EMPLOYEE shall promptly deliver to the EMPLOYER's offices in Stateline, Nevada all of the property and equipment of the EMPLOYER and its subsidiaries (including any automobiles, cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to the EMPLOYER,


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its subsidiaries, affiliates, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the "Employer Property, Records and Files"); it being expressly understood that, upon termination of EMPLOYEE'S employment, EMPLOYEE shall not be authorized to retain any of the Employer Property, Records and Files, except to the extent expressly so authorized in writing by the Board.

                                       X.
                        NONCOMPETITION AND OTHER MATTERS

         10.01 During the Term and for the one year period following the date of termination of EMPLOYEE'S employment at any time and for any or no reason (PROVIDED, that such period shall be six months in the event Executive's employment terminates upon expiration of the Term), EMPLOYEE shall not at any time in any city, town, county, parish, other municipality in any state of the United States or Native American territory (the names of each such city, town, county, parish, other municipality or Native American territory, including, without limitation, the name of each county in the State of Nevada being expressly incorporated by reference herein), or any other place in the world, where the EMPLOYER, or its subsidiaries, affiliates, successors, or assigns, engages in owning, operating, managing and/or developing land-based or riverboat casinos or hotels associated or materially competitive with casinos, or any other business engaged in from time to time by the EMPLOYER or its subsidiaries, affiliates, successors or assigns in which EMPLOYEE has had significant authority and responsibility (the "Business"), directly or indirectly, (i) engage in a competing business for EMPLOYEE'S own account; (ii) enter the employ of, or render any consulting services to, any entity that competes with the EMPLOYER, or its subsidiaries, affiliates, successors, or assigns, in the Business; or (iii) become interested in any such entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; PROVIDED, HOWEVER, EMPLOYEE may (A) own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange or market if EMPLOYEE is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 5% or more of any class of securities of such entity and (B) subject to the first sentence of Section 2.04 above, make passive investments in hospitality enterprises not materially competitive with gaming and/or enterprises which are principally bar/restaurant enterprises containing no more than 50 gaming positions, PROVIDED, that such investments shall not materially interfere with the performance of EMPLOYEE'S duties hereunder.

                  (a) Notwithstanding the foregoing, if (i) EMPLOYEE'S employment is terminated by EMPLOYER other than for Cause or by EMPLOYEE for Good Reason and (ii) the effective date of such termination as determined hereunder occurs within the one year period prior to the expiration date of the Term, the restrictions set forth in this Section 10.01 shall expire upon expiration of the Term unless EMPLOYER provides written notice to EMPLOYEE not later than two days after such effective date that it wishes the restrictions of this Section 10.01 to apply during the Post-Term Restriction Period (as defined in Section 4.02 above) and pays EMPLOYEE the severance compensation provided for under Section 4.02(a) and provides the benefits provided for under Section 4.02(b).

                  (b) If EMPLOYEE'S employment is terminated for any other reason or under any other circumstances, the provisions of this Section 10.01 shall be effective without regard to Section 10.01(a).

         10.02 During the Term and for the two year period immediately following the date of termination of EMPLOYEE'S employment at any time and for any or no reason, EMPLOYEE shall not at any time, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of the EMPLOYER or any of its successors, assigns, subsidiaries or, to the best of EMPLOYEE'S knowledge, affiliates, to terminate his, her or its employment or other relationship with the EMPLOYER or its successors, assigns, subsidiaries or, to the best of EMPLOYEE'S knowledge, affiliates, for the purpose of associating with any competitor of the EMPLOYER or its successors, assigns, subsidiaries or, to the best of EMPLOYEE'S knowledge, affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the EMPLOYER or its successors, assigns, subsidiaries or, to the best of EMPLOYEE'S knowledge, affiliates, for any other reason.

         10.03 During the Term and for the two year period immediately following the date of termination of EMPLOYEE'S employment at any time and for any or no reason, EMPLOYEE shall not at any time, directly or indirectly, solicit or induce (i) any customers or clients of EMPLOYER or its successors, assigns, subsidiaries or, to the best of EMPLOYEE'S knowledge, affiliates, or (ii) any vendors, suppliers or consultants then under contract to the EMPLOYER or its successors, assigns, subsidiaries or, to the best of EMPLOYEE'S knowledge, affiliates, to terminate his, her or its relationship with the EMPLOYER or its successors, assigns, subsidiaries or, to the best of EMPLOYEE'S knowledge, affiliates, for the purpose of associating with any competitor of the EMPLOYER or its successors, assigns, subsidiaries or, to the best of EMPLOYEE'S knowledge, affiliates, or otherwise encourage such customers or clients, or vendors, suppliers or consultants then under contract, to terminate his, her or its relationship with the EMPLOYER or its successors, assigns, subsidiaries or, to the best of EMPLOYEE'S knowledge, affiliates, for any other reason.

                                       XI.
                         RIGHTS AND REMEDIES UPON BREACH

         If EMPLOYEE breaches any of the provisions of Articles IX or X above (the "Restrictive Covenants"), the EMPLOYER and its subsidiaries, affiliates, successors or assigns shall have the rights and remedies set forth below in this
Article XI, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the EMPLOYER or its subsidiaries, affiliates, successors or assigns at law or in equity.

         11.01 The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the EMPLOYER or its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy to the EMPLOYER or its subsidiaries, affiliates, successors or assigns.

         11.02 EMPLOYEE acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect without regard to the invalid portions.

         11.03 If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be (it being the intent of the parties that any such reduction be limited to the minimum extent necessary to render such provision enforceable), and, in its reduced form, such provision shall then be enforceable.

         11.04 EMPLOYEE intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of EMPLOYEE that such determination not bar or in any way affect the right of the EMPLOYER or its subsidiaries, affiliates, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

                                      XII.
                                   ARBITRATION

         Except as necessary for the EMPLOYER and its subsidiaries, affiliates, successors or assigns or EMPLOYEE to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to EMPLOYEE'S employment with the EMPLOYER or any subsidiary, the termination of that employment or any other dispute by and between the parties or their subsidiaries, affiliates, successors or assigns, shall be submitted to binding arbitration in Las Vegas, Nevada according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Nevada constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

                                      XIII.
                                  MISCELLANEOUS

         13.01 If any action to specifically enforce or enjoin a breach of this Agreement is necessary, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled.

         13.02 This Agreement shall be construed and governed by the laws of the State of Nevada, without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

         13.03 This Agreement, and all of the terms and conditions hereof, shall bind the EMPLOYER and its successors and assigns and shall bind the EMPLOYEE and his heirs, executors and administrators. No transfer or assignment of this Agreement shall release EMPLOYER from any obligation to EMPLOYEE hereunder. Neither this Agreement, nor any of EMPLOYER'S rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by EMPLOYEE. EMPLOYER may assign the rights and obligations of

EMPLOYER hereunder, in whole or in part, to any of EMPLOYER'S subsidiaries, affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of HARVEYS' assets or stock or in connection with any merger, acquisition and/or reorganization.

         13.04 Notices - All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, or by a nationally recognized overnight delivery service to the respective parties named below:

                           EMPLOYEE:

                                 Charles W. Scharer
                                 P.O. Box 4735
                                 148 Granite Springs Drive
                                 Stateline, Nevada 89449
                                 Facsimile:  775-586-6756

                           WITH A COPY TO:

                                 Michael Forman
                                 Klehr, Harrison, Harvey, Branzburg & Ellers LLP 1401 Walnut Street
                                 Philadelphia, PA 19102
                                 Facsimile: 215-568-3206
                           EMPLOYER:

                                 HARVEYS CASINO RESORTS
                                 Attn: Corporate Secretary
                                 Highway 50 and Stateline Avenue
                                 Post Office Box 128
                                 Stateline, NV 89449
                                 Facsimile: 775-586-6852

                           WITH A COPY TO:

                                 Kelvin L. Davis
                                 Colony Capital, Inc.
                                 Suite 1200
                                 1999 Avenue of the Stars
                                 Los Angeles, CA 90067
                                 Facsimile: 310-282-8808

                           AND TO:

                                  Jonathan Grunzweig
                                  Skadden, Arps, Slate, Meagher & Flom LLP
                                  Suite 3400

                                  300 South Grand Avenue
                                  Los Angeles, CA 90071
                                  Facsimile: 213-687-5600

         13.05 Nothing contained in this Agreement shall be construed to require the commencement of any act contrary to law, and when there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such an event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

         13.06 The several rights and remedies provided for in this Agreement shall be construed as being cumulative, and no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law. No waiver by EMPLOYER or EMPLOYEE of any failure by EMPLOYEE or EMPLOYER, respectively, to keep or perform any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision.

         13.07 This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the EMPLOYEE by the EMPLOYER (including, without limitation, the Prior Agreement, Harveys Change in Control Plan and, insofar as it relates to the subject matter hereof, but except as provided in Section 13.08, the MOU) and, together with all other plans, agreements and other documents specifically referenced herein, contains all of the covenants, conditions and agreements between the parties with respect to such employment. Annex F hereto sets forth a list of payments to EMPLOYEE pursuant to the MOU, and EMPLOYEE hereby acknowledges receipt of all such payments. Each party to this Agreement acknowledges that no representations, inducements, promises or other agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any addendum to or modification of this Agreement shall be effective only if it is in writing and signed by the parties to be charged.

         13.08 To the extent applicable, EMPLOYEE shall be entitled to receive a gross-up payment with respect to payments made hereunder (including under agreements referenced herein) and under the MOU to account for the payment of Internal Revenue Code Section 4999 excise taxes as well as taxes imposed on such gross up payments, as determined pursuant to the procedures set forth in Annex D, PROVIDED, that EMPLOYEE shall reasonably cooperate with EMPLOYER in structuring such payments and taking such other actions to limit the extent to which such payments may be subject to such excise tax, provided that such restructuring does not cause EMPLOYEE to suffer additional costs or other adverse consequences. Notwithstanding anything contained to the contrary contained herein, the provisions of this Section 13.08 and Annex D hereto shall survive the expiration or termination of this Agreement for any or no reason.

         13.09 If EMPLOYEE'S employment with the Company is terminated by the Company without Cause either (i) as a result of a Change in Control (as defined in the Award Agreement) or (ii) within the 12 month period immediately preceding a Change in Control (or such longer period, not to exceed 18 months prior to such Change in Control, during which significant discussions or other material action regarding such Change in Control occurred) at the request, directly or indirectly, of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise in connection with, or in anticipation of a Change in Control, EMPLOYEE shall be entitled to receive, at the effective date of such termination (or, if payable in respect of clause (ii), within ten business days following such Change in Control), a lump sum payout at maximum of the bonus otherwise payable to EMPLOYEE with respect to the then current fiscal year under the Annual Bonus Plan, such amount pro rated through the effective date of such termination of employment. The amount provided for in the immediately preceding sentence shall also be paid if EMPLOYEE'S employment with the Company is terminated for Good Reason if the grounds constituting Good Reason occur as the result of a Change in Control or within the stated time frame at the request, directly or indirectly, of such a third party or otherwise in connection with, or in anticipation of a Change in Control. If (x) no payment is made pursuant to either of the two immediately preceding sentences, (y) following a Change in

Control and prior to the effective date of termination of EMPLOYEE'S employment the Annual Bonus Plan is terminated or amendments are made that materially adversely affect EMPLOYEE and (z) EMPLOYEE'S employment is not terminated prior to the end of the fiscal year in which such termination or amendments occur, then, in lieu of any other amounts payable to EMPLOYEE under the Annual Bonus Plan with respect to such fiscal year, EMPLOYEE shall receive a lump sum payout at maximum within sixty (60) days following the termination of the Annual Bonus Plan or the fiscal year during which any such material amendments were made. The provisions of this Section 13.09 shall survive the expiration of the Term, but only to the extent necessary to determine whether a Change in Control occurs within the 12 to 18 month period described in clause (ii) of the first sentence of this Section 13.09.

         13.10 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         13.11 Unless expressly provided herein or therein, the expiration of the Term shall not alter or affect any rights or obligations of EMPLOYER or EMPLOYEE under any other agreement or plan including, without limitation, the Award Agreement, the Omnibus Plan, the Deferred Compensation Agreement, of even date herewith, between EMPLOYER and EMPLOYEE, and, to the extent provided under
Section 7.02 above, the Annual Bonus Plan.

         13.12 This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

                  DATED this 2nd day of February, 1999.

                                     EMPLOYEE:



                                     /s/ Charles W. Scharer
                                     -------------------------------------------
                                     CHARLES W. SCHARER

                                     EMPLOYER:

                                     HARVEYS CASINO RESORTS


                                     By:/s/ John J. McLaughlin
                                        ----------------------------------------
                                             Name:    John McLaughlin
                                             Its:     Chief Financial Officer

                          ANNEX A: 1999 OMNIBUS STOCK
                                 INCENTIVE PLAN

     See Exhibit 10.33, 1999 Omnibus Stock Incentive Plan.

                    ANNEX B: STOCK OPTION AND RESTRICTED
                               STOCK AGREEMENT

     See Exhibit 10.43, Stock Option and Restricted Stock Agreement dated as of February 2, 1999 by and between Harveys Casino Resorts and Charles W. Scharer.

                         ANNEX C: STOCKHOLDERS AGREEMENT


     See Exhibit 10.34, Stockholders Agreement entered into as of February 2, 1999 by and among Harveys Casino Resorts, Colony HCR Voteco LLC, Colony Investors III, L.P. and the securityholders of the Company as identified from time to time on Schedule A thereto.

                                                                         ANNEX D


                        DETERMINATION OF GROSS-UP PAYMENT

         In the event that any payment or benefit received or to be received by Executive or paid by the Company on behalf of Executive under this Agreement, the MOU or under any other plan, arrangement or agreement with the Company or any person whose actions result in a change in control of the Company or any person affiliated with the Company or such person (collectively, the "Total Payments") will be subject to the excise tax (the "Excise Tax") imposed by section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained or to be retained by Executive, after deduction of any Excise Tax on the Total Payments and on any federal, state and local income, excise and/or other taxes (including the Excise Taxes) upon the Gross-Up Payment provided for hereunder, shall be equal to the Total Payments.

         For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors (x) the Total Payments (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or
(y) such excess parachute payments (in whole or in part) (1) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or
(2) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

         For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income and other taxes at the highest applicable marginal rate of taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and other taxes at the highest applicable marginal rate of taxation in the state and locality of Executive's residence for income tax purposes on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and any other taxes. (For purposes of the immediately preceding sentence, if Executive shall be subject to income taxation in more than one state, the marginal rate of taxation for each such state shall be taken into account proportionately based on the extent to which the Total Payments are treated under applicable law as having been earned in or otherwise having a relevant nexus with such state for income tax purposes.) In the event that the Excise Tax is subsequently determined to be less than the amount originally taken into account hereunder, Executive shall repay to the Company, within ten (10) business days of Executive's receipt of notice that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and other taxes imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in an actual reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code (provided, however, that if all or any portion of the amount of any repayment made to Executive by any governmental entity shall be made at a higher rate of interest than that provided under section 1274(b)(2)(B) of the Code (the "Higher Interest Rate Amount"), Executive shall also repay to the Company interest on the Higher Interest Rate Amount at a rate equal to the excess of such higher rate of interest over the rate provided under section 1274(b)(2)(B) of the Code). In the event that the Excise Tax is determined to exceed the amount originally taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions to tax payable by Executive with respect to such excess) within ten (10) business days of the Company's receipt of notice that the amount of such excess is finally determined. The parties agree that such excess will be considered to have been finally determined at the conclusion of Internal Revenue Service administrative appellate proceedings, unless the parties mutually agree to pay or settle such amount earlier, or agree to pursue an appeal further. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

         The Gross-Up Payment payable pursuant hereto shall be payable (or, as applicable, withheld), in whole or in part as applicable, on the earlier of (i) the date the Company is required to withhold the Excise Tax pursuant to section 4999 of the Code or (ii) the date Executive is required to pay the Excise Tax.

         Executive shall notify the Company of any audit or review by the Internal Revenue Service of Executive's federal income tax return for the year in which a payment under this Agreement is made within twenty (20) business days of Executive's receipt of such audit or review. In addition, Executive shall also notify the Company of the final resolution of such audit or review within twenty (20) days of such resolution.

   Annex E: Example of the Post-Term Restriction Period and Severance Payments
         Applicable in Certain Instances in the Event of Termination by EMPLOYER without Cause or by EMPLOYEE for Good Reason

                  Suppose that the Term is scheduled expire on February 2, 2004, and that notice has been provided pursuant to Section 3.01 that there will be no automatic extension of the Term. Suppose, further, that EMPLOYEE'S employment is terminated on November 2, 2003, I.E., less than one year prior to the expiration of the Term. Under Section 4.02(a), on these facts, the amount of EMPLOYEE'S severance will depend on whether EMPLOYER elects to have the non-competition restrictions of Section 10.01 apply during the Post-Term Restriction Period.

                  The length of the Post-Term Restriction Period is measured by determining the length of time following the scheduled expiration date of the Term (I.E., February 2, 2004) during which the twelve-month post-termination non-competition period as set forth in the first paragraph of Section 10.01 would apply if EMPLOYER makes an election so that the provisions of Section 10.01(a), which would otherwise cut off the non-competition period as of the end of the Term, will not apply. Since EMPLOYEE'S Termination Date, November 2, 2003, is 3 months prior to the scheduled expiration date of the Term, the Post-Term Restriction Period is (12 minus 3) or 9 months.

SCENARIO A:  THE POST-TERM RESTRICTION PERIOD APPLIES

                  If EMPLOYER elects pursuant to Section 10.01(a) to have the non-competition period extend through the end of the Post-Term Restriction Period, EMPLOYEE'S severance is determined under Section 4.02(a), without regard to Section 4.02(a)(iii). Accordingly, EMPLOYEE'S severance would be equal to the product of (x) the Applicable Multiplier, which would be (3 + 9) divided by 12, or 1.0, and (y) the sum of EMPLOYEE'S Base Salary and Annual Bonus as of the Termination Date. EMPLOYEE would be subject to the restrictions of the first paragraph of Section 10.01 until November 2, 2004.

SCENARIO B:  THE POST-TERM RESTRICTION PERIOD DOES NOT APPLY

                  If EMPLOYER does not elect to have the non-competition period extend through the end of the Post-Term Restriction Period, EMPLOYEE'S severance would be determined under Section 4.02(a)(iii). The first part of EMPLOYEE'S severance would be equal to the product of (x) the Applicable Multiplier, which would be 3 divided by 12 (or 0.25), and (y) EMPLOYEE'S Base Salary as of the Termination Date.

                  The second or bonus portion of EMPLOYEE'S severance would be determined by the Board following the end of the 2003 fiscal year. The Board would determine the amount of the Annual Bonus EMPLOYEE would have been entitled to receive under the Annual Bonus Plan as if EMPLOYEE had remained employed through the end of the 2003 fiscal year, based on HARVEYS (and, as applicable, EMPLOYEE'S) actual performance (without proration) during the 2003 fiscal year, as compared with the bonus targets previously established for such year. EMPLOYER would then be required to pay such bonus amount to EMPLOYEE at the time bonuses under the Annual Bonus Plan were paid to participants in the plan generally. Under this arrangement, all other things being equal, EMPLOYEE would receive the same bonus whether his employment was terminated on June 1, 2003, November 2, 2003 or January 4, 2004.

                  However, to avoid unjust enrichment, if EMPLOYEE'S employment were to be terminated following the date on which bonuses were determined and paid for fiscal 2003 (say that the bonuses were paid on January 10, 2004 and EMPLOYEE'S employment was terminated on January 15, 2004), EMPLOYEE would not be entitled to receive any severance amount in respect of bonus, but would receive as severance only Base Salary for the 18 day period between January 15, 2004 and February 2, 2004.

                  Similar determinations would apply if the Term were automatically extended for one or more years beyond the fifth anniversary of the Effective Date, assuming that EMPLOYEE'S employment was terminated within the one-year period prior to the scheduled expiration of the Term, as so extended. It is agreed for purposes of Scenario B under this Annex E that bonuses for the last full fiscal year of the Term will be determined no later than January 31 in the year in which the Term expires.

                   ANNEX F: SCHEDULE OF PAYMENTS UNDER THE MOU


                            NATURE OF PAYMENT                                           AMOUNT

---------------------------------------------------------------------------------------------------
Payment in consideration of termination of right to participate in Long                 $965,373.00
Term Incentive Plan
---------------------------------------------------------------------------------------------------
Prior payment under Management Incentive Plan in respect of fiscal 1998                 $448,800.00
---------------------------------------------------------------------------------------------------
Payment in partial consideration of termination of right to participate in              $699,717.50
Supplemental Executive Retirement Plan
---------------------------------------------------------------------------------------------------
Advance under Management Incentive Plan in respect of fiscal 1999                       $130,000.00
---------------------------------------------------------------------------------------------------

                                                                               Total: $2,243,890.50